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Exhibit 23

                              Accountants' Consent


The Board of Trustees
Lexington Corporate Properties Trust:

We consent to incorporation by reference in the registration statement (No. 1-12386) on Form S-3 of Lexington Corporate Properties Trust of our report dated January 22, 1998, relating to the consolidated balance sheets of Lexington Corporate Properties Trust and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and the related schedule, which report appears in the December 31, 1997 annual report on Form 10-K of Lexington Corporate Properties Trust.


                                                           KPMG PEAT MARWICK LLP

New York, New York
March 26, 1998